INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Burns International Services Corporation Non-Affiliate Director Stock Option Plan, 1999 Stock Incentive Plan, Employee Stock Purchase Plan and Directors and Executive Officers Stock Plans of our report dated March 1, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Burns International Services Corporation for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP


Chicago, Illinois
June 6, 2000